EXHIBIT 3.1


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                   HVIDE CORP.



     THE UNDERSIGNED, being the _____________ of Hvide Corp., does hereby make, subscribe, file and acknowledge these Amended and Restated Articles of Incorporation ("Articles of Incorporation") for the purpose of continuing a corporation under the Florida Business Corporation Act.

                                    ARTICLE I
                                      NAME

     The name of the corporation (hereinafter referred to as the "Corporation") is Hvide Marine Incorporated.

                                   ARTICLE II
                      PRINCIPAL OFFICE AND REGISTERED AGENT

     The principal office of the Corporation shall be at 2200 Eller Drive, Fort Lauderdale, Florida, or in any other city in the State of Florida designated by the Board of Directors from time to time. The name and address of the Corporation's registered agent in the State of Florida, whose Consent to Appointment as Registered Agent accompanies these Articles of Incorporation, is Gene Douglas, 2200 Eller Drive, P. O. Box 13038, Fort Lauderdale, Florida 33316.

                                   ARTICLE III
                                     PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Florida, and the Corporation shall have all of the powers conferred upon corporations organized under the laws of the State of Florida to carry out such purpose.

                                   ARTICLE IV
                                      TERM

     The Corporation shall have perpetual existence.

                                    ARTICLE V
                                  CAPITAL STOCK

     1. Authorized Capital Stock. Except as otherwise provided by law, authorized shares of capital stock of the Corporation, regardless of class or series, may be issued by the Corporation, from time to time in such amounts, for such lawful consideration and for such corporate purposes as the Board of Directors may from time to time determine. All capital stock when issued and fully paid for shall be deemed fully paid and non-assessable. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be 65,000,000 consisting of:

          (a) 100,000,000 shares of Class A Common Stock, having a par value of $.001 per share;

          (b) 5,000,000 shares of Class B Common Stock, having a par value of $.001 per share; and

          (c) 10,000,000 shares of Preferred Stock, having a par value of $1.00 per share.

     2.   Terms of Common Stock.

          (a) General. Except as otherwise required by law or as otherwise provided in these Articles of Incorporation, each share of each class of Common Stock shall have identical powers, preferences, qualifications, limitations and other rights. The Class A Common Stock, and Class B Common Stock are hereinafter collectively referred to as the "Common Stock."

          (b) Voting Rights. Except as otherwise required by law or as otherwise provided in these Articles of Incorporation: (i) each share of Class A Common Stock shall be entitled to one vote per share; (ii) each share of Class B Common Stock shall be entitled to ten votes per share; and (iii) the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders.

          (c) Dividends. Subject to the rights of any outstanding class or series of capital stock ranking senior to Common Stock as to dividends, dividends may be paid upon Common Stock in cash, property or securities as and when declared by the Board of Directors out of funds legally available therefor. As and when dividends are so declared and paid, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis; provided that: (i) if dividends are declared that are payable in shares of Common Stock, such dividends shall be declared and payable at the same rate to holders of each class of Common Stock, but the holders of Class A Common Stock shall receive dividends in Class A Common Stock (rather than dividends in Class B Common Stock), and the holders of Class B Common Stock shall receive dividends in Class B Common Stock, and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall declare and pay such dividends in separate classes of securities, identical in all respects, except that the voting rights of each such security shall correspond to the class of security held.

          (d) Liquidation. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of each class of Common Stock are entitled to share ratably in the net assets, if any, remaining after payment in full or all debts and liabilities of the Corporation and after the holders of any outstanding class or series of capital stock ranking senior to Common Stock shall have been paid in full the amounts to which such holders shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders are entitled shall have been set aside for the benefit of the holders of such senior stock.

          (e) Stock Splits. The Corporation may not split, divide or combine the shares of any class of Common Stock unless, at the same time, the Corporation splits, divides or combines, as the case may be, the shares of the other class of Common Stock in the same proportion and manner.

          (f) No Preemptive Rights. The Board of Directors may from time to time issue any class or series of authorized stock of the Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase authorized stock of any class or series without offering any such stock, either in whole or in part, to the existing stockholders of any class or series. No stockholder of the Corporation shall by reason of his holding shares of any class or series have any preemptive or preferential rights to purchase or subscribe to stock of any class or series of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase stock of any class or series now or hereafter to be authorized, whether or not the issuance of any such stock, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder; provided, however, all such newly authorized shares of stock of any class or series, or notes, debentures, bonds or other securities convertible into, or carrying options or warrants to purchase, stock of any class or series, may be issued and disposed of or sold by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or persons as the Board of Directors may determine in its discretion from time to time.

          (g)  Conversion.  Before any holder of a share converted pursuant to
Section 3(c) or Section 3(d) of this Article V shall be entitled to the rights of a holder of a share of the class of Common Stock into which such holder is converting, such holder must surrender the certificate therefor, duly endorsed, at the office of the Corporation or its transfer agent and registrar for capital stock and there give written notice to the Corporation at such office stating such holder's name or the name of such holder's nominee in which such holder wishes the certificate for the converted share of Common Stock to be issued and such holder's agreement to pay any applicable transfer taxes. The Corporation shall, as soon as practicable thereafter, issue and deliver to the holder or such holder's nominee, as the case may be, such certificate.

     3.   Restrictions on Ownership and Transfer of Common Stock.

          (a)  Definitions.

               (1) "Hvide Family" means Mr. J. Erik Hvide and any person related to him by kinship or marriage (including Hans J. Hvide), trusts or similar arrangements established solely on the behalf of one or more of them and partnerships and other entities that are wholly owned by them and that remain wholly owned by them; provided, however, that any such person, trust, similar
                      --------  -------
arrangement, partnership or other entity shall qualify as a member of the Hvide Family only if the voting power of all voting securities held by him, her or it is controlled by J. Erik Hvide during his lifetime and by other members of the Hvide Family thereafter; provided, further, however, that the beneficiaries of
                         --------  -------  -------
that certain trust created by the Declaration of Trust dated June 23, 1978, for the benefit of Elsa Hvide Sowrey (now known as Elsa Hvide Mumma) and her children, as constituted as of the date of these Articles of Incorporation, shall in all events constitute members of the Hvide Family with respect to any Common Stock distributed to them pursuant to such trust.

               (2) "Investor Shareholders" means Clipper Capital Associates, L.P., a Delaware limited partnership, Clipper/Merchant HMI, L.P., a Delaware limited partnership, Clipper/Park HMI, L.P., a Delaware limited partnership, Clipper/Merban, L.P., a Delaware limited partnership, Clipper/Hercules L.P., a Delaware limited partnership, Olympus Growth Fund II, L.P., a Delaware limited partnership, Metropolitan Life Insurance Company, a New York corporation, and each of their affiliates.

               (3) "Third Party" means any person other than a member of the Hvide Family or the Investor Shareholders.

          (b) Shares of Class B Common Stock may only be issued to or owned by members of the Hvide Family or the Investor Shareholders. In the event the ownership or the beneficial interest in any share of Class B Common Stock ceases to be vested in a member of the Hvide Family or an Investor Shareholder, such share shall, immediately upon the effectiveness of such divestiture, convert into a share of Class A Common Stock; provided, however, that, upon the death of a member of the Hvide Family holding Class B Common Stock, the shares of Class B Common Stock owned by such holder at the time of death shall remain Class B Common Stock if they are to be transferred to another member of the Hvide Family, in either case without any intermediate holding by a Third Party other than the personal representative of the deceased.

          (c) Subject to Section 3(d) of this Article V, shares of Class B Common Stock registered for sale under the Securities Act of 1933, as amended, or resold to the public pursuant to Rule 144 promulgated thereunder shall be converted at the time of sale to Class A Common Stock.

          (d) Subject to and upon compliance with Article VI, each holder of Class B Common Stock is entitled to convert at the holder's election and at any time any or all of such holder's Class B Common Stock into shares of Class A Common Stock at the rate of one share of Class B Common Stock for one share of Class A Common Stock.

     4.   Special Rights of Holders of Class B Common Stock.

          (a)  Definitions.

               (1) "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, contingent shares certificates, participations or other equivalents of or interests in (however designated) equity of such Person, but excluding any debt securities convertible into or exchangeable for such equity.

               (2) "Indebtedness" means: (a) any liability of any Person: (i) for borrowed money, or under any reimbursement obligation related to a letter of credit or bid or performance bond facility; or (ii) evidenced by a bond, note, debenture or other evidence of indebtedness; or (iii) any purchase money obligation representing extensions of credit or given in connection with the acquisition of any business, property, service or asset of any kind (other than a trade payable or other current liability arising in the ordinary course of business); or (iv) for obligations with respect to: (A) an operating lease calculated on the basis of the present value discounted at ten percent (10%) on the future payments from such person under such operating lease; or (B) a lease of real or personal property that is or would be classified and accounted for as a capital lease; (b) any liability (whether of such Person or of another Person) for any lease, dividend or letter of credit, or for any obligation described in the preceding clause (a) that: (i) the Person has guaranteed or that is otherwise its legal liability (whether contingent or otherwise or direct or indirect, but excluding endorsements of negotiable instruments for deposit or collection in the ordinary course of business); or (ii) is secured by any lien on any property or asset owned or held by that Person, regardless of whether the obligation secured thereby shall have been assumed by or is a personal liability of that Person; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b), above.

               (3) "Person" means any individual, corporation, trust, partnership, joint venture, association, joint-stock company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

               (4) "Primary Economic Interest" of any Person means, at any time, the total number of issued and outstanding shares of Common Stock owned by such Person at such time.

               (5) "Subsidiary" means a corporation or other entity (including a partnership) of which a majority of the Capital Stock having voting power under ordinary circumstances to elect a majority of the board of directors or other voting interests are owned by (a) the Corporation, (b) the Corporation and one or more Subsidiaries or (c) one or more Subsidiaries.

               (6) "Total Primary Economic Interests in the Corporation" means the total number of shares of Common Stock issued and outstanding at such time.

               (7) "Voting Securities" means the Class A Common Stock and the Class B Common Stock and any other securities of the Corporation entitled to vote generally in the election of directors of the Corporation, and any other securities (including rights, warrants, options and contingent share certificates) convertible into, exchangeable for or exercisable for any Class A Common Stock or Class B Common Stock or other securities referred to above (whether or not presently convertible, exchangeable or exercisable).

               (8) "Wholly-Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Corporation or another Wholly-Owned Subsidiary.

          (b) Approval Rights of Holders of Class B Common Stock. For so long as the Investor Shareholders own an aggregate of at least 5% of the total outstanding shares of Class B Common Stock, the following actions shall require the approval of the holders of 95% of the then-issued and outstanding shares of Class B Common Stock:

               (i) The engagement of the Corporation or any of its subsidiaries in any material business other than marine support and transportation services consistent (including with respect to the extent of transportation of crude oil and any other hazardous or "persistent" materials) with its business practices as engaged as of the date of these Articles of Incorporation.

               (ii) Until September 30, 1999, the consolidation or merger of the Corporation or any of its Subsidiaries with or into, or a conveyance or transfer of all or substantially all of the Corporation's or any of its Subsidiaries' assets to, another Person; provided, however, that any Wholly-Owned Subsidiary of the Corporation may consolidate or merge with or convey or transfer assets to the Corporation or any other such Wholly-Owned Subsidiary.

               (iii) The adoption of any amendment to the Articles of Incorporation or the Corporation's Bylaws that has the effect of (A) reducing or delegating the authority of the Board of Directors or (B) changing the voting characteristics or otherwise adversely affecting the holders of Class B Common Stock.

               (iv) The sale, lease, transfer or other disposition, or a series of related sales, leases, transfers or other dispositions (other than sales, transfers or other dispositions referred to in paragraph (ii) above), of property or other assets of the Corporation or any of its Subsidiaries, including shares of the Capital Stock of any of its Subsidiaries, in an aggregate amount in excess of $5,000,000 provided, however, this Section 4(b)(iv) shall not prohibit the Corporation or any of its Subsidiaries from chartering vessels in the ordinary course of its business practices as engaged in as of the date of these Articles of Incorporation.

               (v) The issuance in any manner, in one or a series of related transactions, of Capital Stock of the Corporation or any of its Subsidiaries in an aggregate amount in excess of $5,000,000.

               (vi) The construction or acquisition (including, without limitation, entering into capital leases or operating leases) in one or a series of related transactions by the Corporation or any of its Subsidiaries of property or other assets, from a party other than a Wholly-Owned Subsidiary of the Corporation, that represent an aggregate amount in excess of $5,000,000.

               (vii) The issuance, directly or indirectly, including by way of assumption, guarantee, refinancing or otherwise by the Corporation or any of its Subsidiaries of any Indebtedness other than (A) Indebtedness to the extent that the issuance of such Indebtedness does not cause the aggregate amount of Indebtedness at any time outstanding pursuant to this Section 4(b)(vii)(A) to exceed $5,000,000 and (B) any Indebtedness issued and outstanding as of the date of the Articles of Incorporation (prior to any extension, modification or refinancing thereof).

               (viii) The restructuring of the Corporation's capital structure (including any refinancing, refunding or replacement or extension of any Indebtedness in excess of $5,000,000) or a decision to have the Corporation apply for or consent to the appointment of a trustee, receiver or liquidator of the Corporation or commence a case or have an order for relief entered against the Corporation under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or other similar law.

          (c) Right of Class B Stockholders to Approve Selection of Chief Executive Officer. For so long as the Investor Shareholders own an aggregate of at least 25% of the total outstanding shares of Class B Common Stock, if at any time the Person previously serving as the Chief Executive Officer of the Corporation ceases to hold such position (whether by reason of death, disability, resignation, removal or otherwise) the appointment of a new Chief Executive Officer shall require the approval of at least 75% of the holders of Class B Common Stock.

          (d) Right of Holders of Class B Common Stock to Appoint Observers. The holders of Class B Common Stock shall have the right to appoint two individuals as observers, which observers shall receive reasonable prior notice of all meetings of the Board of Directors at the addresses provided by such observers to the Corporation for such purpose and shall have the right to attend all such meetings, and the Corporation shall deliver to such observers at the addresses so provided all written information furnished to the Board of Directors in advance of such meetings concurrently with the delivery of such information to the Board of Directors. All observers appointed pursuant to this paragraph shall also have the right to attend meetings of committees of the Board of Directors. Any observer who has not demonstrated U.S. Citizenship to the satisfaction of the Maritime Administration, shall not, through any means or device whatsoever, present or prospective, control by any means whatsoever within the meaning of Section 2 of the Shipping Act, 1916, as amended, the business decisions of the Board of Directors or the committees of the Board of Directors of the Corporation. Such observers shall also be provided an opportunity from time to time to meet and consult with the senior management of the Corporation.

          All reasonable out-of-pocket expenses of the observers appointed pursuant to the preceding paragraph related to attendance at meetings of the Board of Directors or any committee thereof shall be promptly reimbursed by the Corporation.

     5. Terms of Preferred Stock. The Board of Directors is expressly authorized to issue from time to time all or any shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences (including seniority upon liquidation), relative participating, optional or other special rights, redemption rights, conversion privileges and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and to the fullest extent as now or hereafter permitted by these Articles of Incorporation and the laws of the State of Florida. The Board of Directors may from time to time increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status that such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE VI

                                FOREIGN OWNERSHIP

     1. Definitions. For purposes of this Article VI, the following terms shall have the meanings specified below:

          (a) A Person shall be deemed to be the "Beneficial Owner" of, or to "Beneficially Own" shares of Common Stock to the extent such Person would be deemed to be the beneficial owner thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as such rule may be amended from time to time.

          (b) "Citizen" shall mean, at all tiers of ownership and in both form and substance at each tier of ownership:

               (i) any individual who is a citizen of the United States, by birth, naturalization or as otherwise authorized by law;

               (ii) any corporation (A) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (B) of which title to not less than 75% of its stock is Beneficially Owned by and vested in Persons who are Citizens, as defined herein, free from any trust or fiduciary obligation in favor of Non-Citizens, as defined herein, (C) of which not less than 75% of the voting power is vested in Citizens, as defined herein, free from any contract or understanding through which it is arranged that such voting power may be exercised directly or indirectly on behalf of Non-Citizens, as defined herein, (D) of which there are no other means by which control is conferred upon or permitted to be exercised by Non-Citizens, as defined herein,
(E) whose president or chief executive officer, chairman of the Board of Directors and all officers authorized to act in the absence or disability of such Persons are Citizens, as defined herein, and (F) of which more than 50% of that number of its directors necessary to constitute a quorum are Citizens, as defined herein;

               (iii) any partnership (A) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (B) all general partners of which are Citizens, as defined herein, and (C) of which not less than a 75% interest is Beneficially Owned and controlled by, and vested in, Persons who are Citizens, as defined herein, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens, as defined herein;

               (iv) any association (A) that is organized under the laws of the United States, or of a state, territory, district or possession thereof, (B) of which 100% of the members are Citizens, as defined herein, (C) whose president or other chief executive officer (or equivalent position), chairman of the Board of Directors (or equivalent committee or body) and all Persons authorized to act in the absence or disability of such Persons are Citizens, as defined herein,
(D) of which not less than 75% of the voting power is vested in Citizens, as defined herein, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens, as defined herein, and (E) of which more than 50% of that number of its directors (or equivalent Persons) necessary to constitute a quorum are Citizens as defined herein;

               (v) any limited liability company (A) that is organized under the laws of the United States, or of a state, territory, district or possession thereof, (B) of which 75% of the members are Citizens, as defined herein, and the remaining members are Persons meeting the requirements of 46 U.S.C. Sec.12102(a), (C) whose president or other chief executive officer (or equivalent position), chairman of the Board of Directors (or equivalent committee or body) and all Persons authorized to act in the absence or disability of such Persons are Citizens, as defined herein, (D) of which not less than 75% of the voting power is vested in Citizens, as defined herein, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens, as defined herein, and (E) of which more than 50% of that number of its directors (or equivalent Persons) necessary to constitute a quorum are Citizens, as defined herein;

               (vi) any joint venture (if not an association, corporation, partnership or limited liability company) (a) that is organized under the laws of the United States or of a state, territory, district or possession thereof, and (B) of which 100% of the equity is Beneficially Owned by and vested in Citizens, as defined herein, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens, as defined herein; and

               (vii) any trust (a) that is domiciled in and existing under the laws of the United States or a state, territory, district or possession thereof, (B) the trustee of which is a Citizen, as defined herein, and (C) of which not less than 75% interest is held for the benefit of Citizens, as defined herein, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens, as defined herein.

          (c) "Fair Market Value" shall mean the average Market Price of one share of stock for the 30 consecutive trading days immediately preceding the
date of determination.   The "Market Price" for a particular day shall mean: (i)
the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the American Stock Exchange, Inc. ("AMEX") composite tape; and (ii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the AMEX, as such prices referred to in clause
(i) above are reported on the consolidated reporting system of the principal national securities exchange (then registered as such pursuant to Section 6 of the Securities Exchange Act of 1934, as amended) on which the Common Stock is then listed or admitted to unlisted trading privileges; and (iii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the AMEX or any national securities exchange, as such prices referred to in clause (i) above are included for quotation through the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") National Market System; and (iv) if the Common Stock is not then listed or admitted to unlisted trading privileges on the AMEX or on any national securities exchange, and is not then included for quotation through the NASDAQ National Market System, (A) the average of the closing "bid" and "asked" prices on such day in the over-the-counter market as reported by NASDAQ, or (B) if "bid" and "asked" prices for the Common Stock on such day shall not have been reported on NASDAQ, the average of the "bid" and "asked" prices for such day as furnished by any NASDAQ member firm regularly making a market in and for the Common Stock. If the Common Stock ceases to be publicly traded, the Fair Market Value thereof shall mean the fair value of one share of Common Stock determined jointly by the Corporation and the holders of a majority of the securities being effected by such determination. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser jointly selected by the Corporation and the holders of the class or series of security being evaluated for redemption, whose determination shall be final and binding and whose fees shall be paid by the Corporation.

          (d)  "Non-Citizen" shall mean any Person other than a Citizen.

          (e) "Permitted Percentage" shall mean 24.99% of the shares of Common Stock from time to time issued and outstanding.

          (f) "Person" shall mean any individual, corporation, trust, partnership, joint venture, association, joint-stock company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     2. General Policy. It is the policy of the Corporation that Non-Citizens should Beneficially Own, individually or in the aggregate, no more than the Permitted Percentage of each class of the Common Stock. If at any time Non-Citizens, individually or in the aggregate, become the Beneficial Owners of more than the Permitted Percentage of any class of the Common Stock, then the Corporation shall have the power to take the actions prescribed in Sections 3, 4, 5 and 6 of this Article VI. The provisions of this Article VI are intended to assure that the Corporation remains in continuous compliance with the citizenship requirements of the Merchant Marine Act of 1936, as amended, the Shipping Act, 1916, as amended (collectively, the "Maritime Laws") and the regulations promulgated thereunder. Any amendments to the Maritime Laws or the regulations relating to the citizenship of vessel owners are deemed to be incorporated herein by reference. The Board of Directors (or any duly constituted committee thereof) is specifically authorized to make all such reasonable determinations in accordance with applicable law and these Articles of Incorporation to implement the provisions of this Article VI.

     3.   Dual Stock Certificate System.  To implement the policy set forth in
Section 2 of this Article VI, the Corporation shall institute a Dual Stock Certificate System such that (a) each stock certificate representing shares of Common Stock that are Beneficially Owned by a Citizen shall be marked "Citizen" and each stock certificate representing shares of Common Stock that are Beneficially Owned by a Non-Citizen shall be marked "Non-Citizen", but with all such stock certificates to be identical in all other respects and to comply with all provisions of the laws of the State of Florida; (b) to the extent necessary to enable the Corporation to submit any proof of citizenship required by law or by contract with the United States government (or any agency thereof), the Corporation may require the record holders and the Beneficial Owners of such Common Stock to confirm their citizenship status from time to time, and dividends payable with respect to stock held by such record holder or owned by such Beneficial Owner may, in the discretion of the Board of Directors, be withheld until confirmation of such citizenship status is received; and (c) the stock transfer records of the Corporation shall be maintained in such manner as to enable the percentage of Common Stock that is Beneficially Owned by Non-Citizens and by Citizens to be confirmed. The Board of Directors is authorized to take such other ministerial actions or make such interpretations of these Articles of Incorporation as it may deem necessary or advisable in order to implement the policy set forth in Section 2 of this Article VI.

     Nothing contained in these Articles of Incorporation shall be construed as requiring the Corporation to issue physical certificates in connection with the issuance of shares of Common Stock held through The Depository Trust Company or other depository if the Board of Directors determines that The Depository Trust Company or such other depository has established procedures that will allow the Corporation to determine the citizenship of the Beneficial Owner of shares of Common Stock held through them. The Board of Directors is authorized to take such ministerial actions or make such interpretations of these Articles of Incorporation as it may deem necessary or advisable in order to facilitate the trading of Common
Stock through The Depository Trust Company or other depository as the Board of Directors may determine.

     4. Restrictions on Transfer. Any transfer, or attempted transfer, of any shares of Common Stock, the effect of which would be to cause one or more Non-Citizens to Beneficially Own Common Stock in excess of the Permitted Percentage, shall be ineffective as against the Corporation, and neither the Corporation nor its transfer agent shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent shall be required to recognize the transferee or purported transferee thereof as a stockholder of the Corporation for any purpose whatsoever except to the extent necessary to effect any remedy available to the Corporation under this Article VI. A citizenship certificate shall be required from all transferees (and from any recipient upon original issuance) of stock certificates representing shares of Common Stock of the Corporation and, if such transferee (or recipient) is acting as a fiduciary or nominee for a Beneficial Owner, with respect to such Beneficial Owner, and registration of transfer
(or original issuance) shall be denied upon refusal to furnish such certificate.

          In determining whether the percentage of shares of each class of Common Stock Beneficially Owned by Non-Citizens exceeds the Permitted Percentage for the purposes of this Article VI, the following adjustments shall be made:
(i) until shares of Common Stock are issued pursuant to the Amended and Restated Contingent Share Issuance Agreement, dated August ___, 1996, by and among the Company and the Investor Shareholders (the "CSI Agreement"), there shall be added to the number of shares of Class A Common Stock Beneficially Owned by Non-Citizens and to the total number of issued and outstanding shares of Class A Common Stock 185,056 shares, and (ii) until the Company's 8% Junior Subordinated Notes due 2014 ("Junior Notes") are completely redeemed or converted, pursuant to the terms of the Recapitalization Agreement, dated August ___, 1996, by and among the Company, the Investor Shareholders and the Hvide Family (the "Recapitalization Agreement"), there shall be added to the number of shares of Class A Common Stock Beneficially Owned by Non-Citizens and to the total number of issued and outstanding shares of Class A Common Stock 131,735 shares.

     5. No Voting Rights, Temporary Withholding of Dividends and Other Distributions. If on any date (including any record date) the number of shares of Common Stock that is Beneficially Owned by Non-Citizens is in excess of the Permitted Percentage (such shares herein referred to as the "Excess Shares"), the Corporation shall determine those shares Beneficially Owned by Non-Citizens that constitute such Excess Shares. The determination of those shares that constitute Excess Shares shall be made by reference to the date or dates such shares were acquired by Non-Citizens, starting with the most recent acquisition of shares of Common Stock by a Non-Citizen and including, in reverse chronological order of acquisition, all other acquisitions of shares of Common Stock by Non-Citizens from and after the acquisition of those shares of Common Stock by a Non-Citizen that first caused the Permitted Percentage to be exceeded. For the purposes of this Article VI, (a) Excess Shares that result from a determination that a stockholder is no longer a Citizen will be deemed to have been acquired as of the date that it is determined that such stockholder is not a Citizen; (b) all shares of Common Stock issued pursuant to the CSI Agreement shall be deemed to have been issued to such shareholders on the date of issuance, pursuant to the CSI Agreement, of the Common Stock Contingent Share Issuances (as defined in the CSI Agreement) related to such shares of Common Stock; and (c) all shares of Common Stock issued to holders of the Junior Notes with respect to the conversion of the Junior Notes pursuant to the Recapitalization Agreement shall be deemed to have been issued to such shareholders on the date of the execution of the Recapitalization Agreement.
The determination of the Corporation as to those shares that constitute the Excess Shares shall be conclusive. Shares deemed to constitute such Excess Shares shall (so long as such excess exists) not be accorded any voting rights and shall not be deemed to be outstanding for purposes of determining the vote required on any matter properly brought before the stockholders of the Corporation for a vote thereon. The Corporation shall (so long as such excess exists) withhold the payment of dividends and the sharing in any other distribution (upon liquidation or otherwise) in respect of the Excess Shares.
At such time as the Permitted Percentage is no longer exceeded, full voting rights shall be restored to any shares previously deemed to be Excess Shares and any dividend or distribution with respect thereto that has been withheld shall be due and paid solely to the record holders of such shares at the time the Permitted Percentage is no longer exceeded.

     6. Redemption of Excess Shares. Unless such redemption is not permitted under Section 607.06401 of the Florida Business Corporation Act or under other provisions of applicable law, Excess Shares shall be subject to redemption by the Corporation (by action of the Board of Directors, in its discretion) solely to the extent necessary to reduce the aggregate number of shares of such capital stock owned by Non-Citizens to the Permitted Percentage. In the event the Corporation is not permitted by applicable law to make such redemption or the Board of Directors, in its discretion, elects not to make such redemption, then the Corporation may thereafter give notice of the Corporation's election not to redeem the Excess Shares to the holders of Class B Common Stock. Each holder of Class B Common Stock that is a Citizen may then elect to purchase his pro rata portion of the Excess Shares by delivering written notice of such election within 30 days of receipt of the Corporation's notice of the availability of Excess Shares. The Excess Shares shall then be sold to the holders of Class B Common Stock electing to purchase the Excess Shares pro rata based on the number of shares of Class B Common Stock held by each such purchaser. The terms and conditions of such redemption or purchase shall be as follows:

          (a) the per share redemption or purchase price (the "Transfer Price") to be paid for the Excess Shares shall be the sum of (i) the Fair Market Value of such shares of capital stock plus (ii) an amount equal to the amount of any dividend or any other distribution (upon a liquidation or otherwise) declared in respect of such shares prior to the date on which such shares are called for redemption or purchase and which amount has been withheld by the Corporation pursuant to Section 5 of this Article VI;

          (b) the Transfer Price shall be paid in cash (by bank or cashier's check);

          (c) the Excess Shares to be redeemed or purchased shall be selected in the same manner as provided in Section 5 of this Article VI and shall not exceed the number necessary to reduce the percentage of shares of capital stock owned by Non-Citizens, in the aggregate, to the Permitted Percentage; provided that the Corporation may adjust upward to the nearest whole share the number of shares to be redeemed or purchased so as not to be required to redeem or issue fractional shares;

          (d) written notice of the date of redemption or purchase (the "Transfer Date") together with a letter of transmittal to accompany certificates representing shares of stock that are surrendered for redemption or purchase (if any) shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the selected shares to be redeemed or purchased, at such holder's last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such holders) (the "Transfer Notice");

          (e) The Transfer Date (for purposes of determining right, title and interest in and to shares of capital stock being selected for redemption or purchase) shall be the later of (i) the date specified in the Transfer Notice furnished to record holders (which shall not be earlier than the date of such notice) or (ii) the date on which the funds necessary to effect the redemption or purchase have been irrevocably deposited in trust for the benefit of such record holders;

          (f) each Transfer Notice shall specify (i) the Transfer Date (as determined pursuant to Subsection (e) of this Section 6), (ii) the number of shares of capital stock to be redeemed or purchased from such holder (and, to the extent such shares are certificated, the certificate number(s) representing such shares), (iii) the Transfer Price and the manner of payment thereof, (iv) the place where certificates for such shares (if such shares are certificated) are to be surrendered for cancellation against the simultaneous payment of the Transfer Price, (v) any instructions as to the endorsement or assignment for transfer for such certificates (if any) and the completion of the accompanying letter of transmittal, and (vi) the fact that all right, title and interest in respect of the shares so selected for redemption or purchase (including, without limitation, voting and dividend rights) shall cease and terminate on the Transfer Date, except for the right to receive the Transfer Price;

          (g) in the case of a redemption, from and after the Transfer Date, all right, title and interest in respect of the shares selected for redemption (including, without limitation, voting and dividend rights) shall cease and terminate, such shares shall no longer be deemed to be outstanding (and may either be retired or held by the Corporation as treasury stock) and the owners of such shares shall thereafter be entitled only to receive the Transfer Price;

          (h) in the case of a purchase, from and after the Transfer Date, all right, title and interest in respect of the shares selected for purchase (including, without limitation, voting and dividend rights) shall be transferred to the purchasers thereof, the purchasers thereof shall be deemed the owners thereof for all purposes and the transferors of such shares shall thereafter be entitled only to receive the Transfer Price; and

          (i) upon surrender of the certificates (if any) for any shares so redeemed or purchased in accordance with the requirements of the Transfer Notice and accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Transfer Notice), the owner of such shares shall be entitled to payment of the Transfer Price. In case fewer than all the shares represented by any such certificate are redeemed or purchased, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed or purchased without cost to the holder thereto.

     7. Determination of Citizenship. In determining the citizenship of the Beneficial Owners or their transferees of its Common Stock, the Corporation may rely on the stock transfer records of the Corporation and the citizenship certificates given by Beneficial Owners or their transferees or any recipients (in the case of original issuance) (in each case whether such certificates have been given on their own behalf or on behalf of others) to prove the citizenship of such Beneficial Owners, transferees or recipients of the Common Stock. The determination of the citizenship of Beneficial Owners and their transferees of the Common Stock may also be subject to proof in such other way or ways as the Corporation may deem reasonable. The Corporation may at any time reasonably require proof, in addition to the citizenship certificates, of the Beneficial Owner or proposed transferee of Common Stock, and the payment of dividends may be withheld, and any application for transfer of ownership on the stock transfer records of the Corporation may be refused, until such additional proof is submitted.

     8. Severability. Each provision of this Article VI is intended to be severable from every other provision. If any one or more of the provisions contained in this Article VI is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article VI shall not be affected, and this Article VI shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

                                   ARTICLE VII
                                    DIRECTORS

     1. Number of Directors. The number of directors constituting the entire Board of Directors, which shall be not less than 9 nor more than 17, shall be fixed from time to time by resolution of the Board of Directors adopted by the affirmative vote of a majority of the total number of directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any incumbent director.

          Notwithstanding the foregoing paragraph, for so long as the aggregate Primary Economic Interest of the Investor Shareholders is at least 5% of the Total Primary Economic Interest in the Corporation, the Board of Directors shall consist of not more than eleven (11) members.

     2. Classes of Directors. The Board of Directors shall be divided into three classes in respect of term of office, Class I, Class II and Class III. Each class shall contain one-third of the total number of directors, or such other number so as to make all three classes as nearly equal in numbers as possible, and the Chairman of the Board of Directors shall resolve any rounding issues. At each annual meeting of stockholders, one class of directors shall be elected to serve until the third succeeding annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Any increase or decrease in the number of directors shall be apportioned among the classes so as to make all classes as nearly equal in numbers as possible. Directors need not be stockholders. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

     3. Directors for Preferred Stock. Notwithstanding the foregoing, and except as otherwise provided by law, in the event that Preferred Stock of the Corporation is issued and holders of any one or more series of such Preferred Stock are entitled, voting separately as a class, to elect one or more directors of the Corporation to serve for such terms as set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors (in which case, the maximum number of directors set forth in Section 1 of this Article VII shall be deemed to be increased by the number of directors to be elected by holders of the Preferred Stock, as set forth in such resolution or resolutions), the provisions of this Article VII shall also apply, in respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class, and not to the vote of the outstanding shares as a whole.

     4. Election of Directors. Elections of directors at all meetings of the stockholders at which directors are to be elected shall be conducted by written ballot, and a plurality of the votes so cast shall elect directors. The holders of shares of Class A Common Stock and shares of Class B Common Stock, voting together as a single class, shall have the right to vote on the election of all directors of the Corporation. In all elections of directors, the holders of Class A Common Stock are entitled to cast one vote per share held by them, and the holders of Class B Common Stock are entitled to cast ten votes per share held by them. The holders of the Common Stock do not have cumulative voting rights.

          The stockholders may remove at any time, including by written consent without a meeting, without prior notice and without a vote, one or more directors with or without cause. If at any time any director previously elected by the holders of Common Stock ceases to serve on the Board of Directors (whether by reason of death, disability, resignation, removal or otherwise), the holders of Common Stock shall immediately be entitled to elect a successor director to fill the vacancy created thereby.

          All directors of the Corporation who are not also employees or officers of the Corporation shall be equally compensated, and shall receive reimbursement for all out-of-pocket expenses related to his or her attendance at meetings of the Board of Directors or any committee thereof.

     5. Initial Board of Directors. The names of the initial members of the Board of Directors of the Corporation, who shall hold office until the annual meeting of stockholders at which their respective class of directors shall be elected and until their respective successors are duly elected and qualified, are as follows:

     Class I                  Class II                 Class III
     -------                  --------                 ---------

     Donald L. Caldera        Eugene F. Sweeney        J. Erik Hvide
     Raymond B. Vickers       Walter C. Mink           Jean Fitzgerald
     Robert Rice              John H. Blankley         Gerald Farmer
                              John Lee                 Robert B. Calhoun, Jr.


The term of office of initial Class I directors shall expire at the 1997 annual meeting of stockholders, of initial Class II directors at the 1998 annual meeting of stockholders, and of initial Class III directors at the 1999 annual meeting of stockholders.

                                  ARTICLE VIII
                        MANAGEMENT OF CORPORATION; BYLAWS

     Except as otherwise provided in Section 4(b)(iii) of Article V hereof, for the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the directors and stockholders of the Corporation, it is further provided:
(1) the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors; and (2) the power to adopt, alter, amend, repeal, or rescind any provisions of the Bylaws of the Corporation may be exercised by the Board of Directors by the vote of at least a majority of the total number of directors.

                                   ARTICLE IX
                        SPECIAL MEETINGS OF STOCKHOLDERS

     Special meetings of holders of all voting shares of capital stock, or, as the case may be, such holders of one class or certain classes of stock entitled to vote with respect to the business to be transacted at the special meeting, shall be called by the Chairman of the Board of Directors or the Secretary at the request of stockholders only if the holders of shares representing not less than 50 percent of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Secretary one or more written demands for a special meeting describing the purpose or purposes of which it is to be held.

                                    ARTICLE X
                             LIABILITY OF DIRECTORS

     To the fullest extent permitted by the laws of the State of Florida, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 607.0834 of the Florida Business Corporation Act, as the same may hereafter be amended or supplemented, or (iv) for any transaction from which the director derived an improper personal benefit. If the laws of the State of Florida are amended after the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director or the Corporation shall be eliminated or limited to the fullest extent so permitted. Any amendment, modification or repeal of this Article X shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, modification or repeal.


                                   ARTICLE XI
                                 INDEMNIFICATION

     Each person who is or was a director, officer, employee, or agent of the Corporation, and each such person who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by the laws of the State of Florida or any other applicable laws as presently or hereafter in effect. The Corporation shall advance the expenses incurred by any of the foregoing persons in defending actions against them to the full extent permitted by applicable law. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided by this Article XI.
Any amendment, modification or repeal of this Article XI shall not adversely affect any right or protection existing hereunder at the time of such amendment, modification or repeal.

                                   ARTICLE XII
                                    AMENDMENT

     Subject to Section 4(b)(iii) of Article V hereof, from time to time, any for the provisions of these Articles of Incorporation may be altered, amended, repealed, or rescinded, and other provisions authorized by the laws of the State of Florida at the time in force may be added or inserted, in the manner or at the time prescribed by such laws, and all rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article XII.

                                  ARTICLE XIII
                                  INCORPORATOR

     The name and address of the incorporator is:

                    Gene Douglas
                    2200 Eller Drive, Bldg. 27
                    P.O. Box 13038
                    Fort Lauderdale, Florida 33316


     IN WITNESS WHEREOF, the undersigned does hereby execute these Amended and Restated Articles of Incorporation, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

                              HVIDE CORP.



Date: August __, 1996                   ________________________________
                              Name:
                              Title:

                   CONSENT TO APPOINTMENT AS REGISTERED AGENT
                   ------------------------------------------

     THE UNDERSIGNED, named as the registered agent in Article II of these Articles of Incorporation, hereby accepts the appointment as such registered agent, and acknowledges that he is familiar with, and accepts the obligations imposed upon registered agents under, the Florida Business Corporation Act, including specifically Section 607.0505.


Date: August __, 1996

                               _________________________________
                               Gene Douglas, Registered Agent